United States Securities And Exchange Commission

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 18, 2015

(Date of earliest event reported)

ISORAY, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-33407	41-1458152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

Effective June 18, 2015, the Board, on the recommendation of the Nominating Committee, appointed Michael (Mick) McCormick to the Board. Mr. McCormick will stand for re-election at the Company’s fiscal 2016 annual meeting. Mr. McCormick was appointed to serve on the Audit Committee and the Compensation Committee, and to chair the Nominations and Corporate Governance Committee.

Mr. McCormick, age 52, brings over 25 years of senior executive positions in global management, sales, and marketing to the Company. He is currently the CEO of Glukos, one of the fastest growing food energy products in the U.S. He also serves as a founder and partner of GO Intellectual Capital, an advisory firm specializing in medical, aviation, and financial services. GO Intellectual Capital recently provided consulting services to DJO Global, a medical device and services company, to expand its product assortment, add new channels of distribution, and market new category opportunities. Previous to his service with Glukos and GO, Mr. McCormick served as Executive Vice President of Global Sales and Marketing for Columbia Sportswear from 2006-2012, where his team successfully launched several new patented technologies, including Omni-Heat® Reflective and Omni-Freeze® Zero. During Mr. McCormick’s tenure, Columbia built an intellectual property portfolio with over 200 patents. Mr. McCormick started his career with Nike, working in several senior management roles and ultimately becoming the Director of National Sales, US, prior to his departure in 1999. He also served as Chief Marketing Officer of Golf Galaxy from 2003-2006 and Executive Vice President of Global Sales and Marketing of Callaway Golf from 2000-2003.

There are no arrangements or understandings between Mr. McCormick and any other person pursuant to which Mr. McCormick was selected as a director and there are no transactions in which Mr. McCormick has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. McCormick has been determined to be “independent” within the meaning of applicable NYSE MKT and SEC rules.

For his service as a director, Mr. McCormick will be entitled to the compensation the Company generally provides to its directors. Effective June 18, 2015, Mr. McCormick was granted options to purchase 25,000 shares of the Company’s common stock at the closing price of the common stock as of June 18, 2015 under the Amended and Restated 2006 Director Stock Option Plan as part of his director compensation.

In connection with his appointment, the Company entered into an indemnification agreement with Mr. McCormick, effective as of June 18, 2015, on substantially the same terms as the agreements previously entered into between the Company and each of its other directors. The Company has previously filed a form of indemnification agreement entered into by its officers and directors with the Company as Exhibit 10.35 to the Company’s Post-Effective Amendment No.2 to its Registration Statement on Form SB-2, as filed on October 13, 2006, which form is incorporated herein by reference.

On June 22, 2015, the Company issued a press release announcing Mr. McCormick’s appointment to the Board, the text of which is attached hereto as Exhibit 99.1.

Change in Director Compensation

Also on June 18, 2015, the Board, on the recommendation of the Compensation Committee, changed its compensation. The independent directors will now receive $3,000 per month for their service, and the Chair of the Audit Committee will receive an additional $1,000 per month. The per meeting fees as disclosed in the Company’s Proxy Statement filed with the SEC on January 14, 2015 have not been changed. Any employee directors will not receive any compensation for their service on the Board.

Change in Executive Officer Determination

Also on June 18, 2015, the Board concluded that Frederic Swindler, IsoRay Medical, Inc.’s Vice President, is no longer an executive officer of the Company. Mr. Swindler continues to be employed by the Company’s subsidiary as Vice President, but is transitioning to retirement and other employees are taking over his prior responsibilities.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	Press release issued by IsoRay, Inc., dated June 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: June 22, 2015

IsoRay, Inc., a Minnesota corporation

By:	/s/ Dwight Babcock
Dwight Babcock, CEO